Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated October 5, 2015, with respect to the statements of revenues and certain expenses of the Ramco 450 Properties and Millennium Park for each of the three years in the period ended ended December 31, 2014 included in the Current Report on Form 8-K/A of Ramco-Gershenson Properties Trust dated October 5, 2015.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Ramco-Gershenson Properties Trust on Form S-3 (File No. 333-190546) and on Forms S-8 (File No. 333-66409, File No. 333-121008, File No. 333-160168 and File No. 333-182514).

/s/ GRANT THORNTON LLP
Southfield, Michigan
October 5, 2015